                                                                      Exhibit 21


                           Einstein/Noah Bagel Corp.
                          Subsidiaries of the Company
                          ---------------------------


                      Einstein/Noah Bagel Partners, Inc.,
                           a California corporation

                      Einstein/Noah Bagel Partners, L.P.,
                        a Delaware limited partnership